                           MEMORANDUM OF UNDERSTANDING

                  MDS INC., a corporation incorporated under the laws of the Province of Canada

                  (hereinafter called "MDS")

                  - and -

                  HEMOSOL INC., a corporation incorporated under the laws of the Province of Ontario

                  (hereinafter called "Hemosol")

WHEREAS MDS is a holder of securities in the capital of Hemosol;

AND WHEREAS Hemosol wishes to borrow Cdn.$20 million (the "Loan") from a Canadian chartered bank or other suitable institutional lender (the "Lender"), the proceeds of which shall be deployed to, among other things, pay for ongoing clinical trials of its flagship product, HEMOLINK (TM) and complete construction of its Meadowpine manufacturing facility.

AND WHEREAS MDS is prepared to assist Hemosol in obtaining such Loan on favourable terms by guaranteeing all of the obligations of Hemosol to the Lender in respect of the Loan.

AND WHEREAS the intention of this memorandum of understanding ("MOU") is to set out the principal terms and conditions pursuant to which MDS is prepared to guarantee the obligations of Hemosol to the Lender in respect of the Loan.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this MOU and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the parties hereto), the parties hereto agree as set forth below.

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                                      -2-

1.                BORROWING

1.1 Hemosol will seek to borrow $20 million from the Lender and the obligations of Hemosol in connection with the Loan will be secured by a fixed and floating first charge in favour of the Lender over all the real and personal property assets of Hemosol (the "Security"). The Loan shall have a term of 18 months and, subject to Hemosol obtaining all requisite approvals to issuing the additional warrants referred to in paragraph 2.1, up to 30 months, the last business day of such term being referred to herein as the "Latest Repayment Date".

1.2 The obligations of Hemosol under the Loan will be collaterally secured by a guarantee from MDS in favour of the Lender (the "Guarantee"). The Guarantee shall be in the form customarily used by the Lender, the terms of which shall include however, but not be limited to, full rights of subrogation in favour of MDS.

2.                GUARANTEE FEE

2.1 In consideration of providing the Guarantee, Hemosol shall cause to be issued to MDS warrants entitling the holder, subject to the satisfaction of the requirements set out in sections 2.2 and 2.3, to subscribe for and purchase up to 6,000,000 fully paid and non-assessable common shares of Hemosol ("Shares") (subject to customary adjustments including, but not limited to, any subdivision or consolidation of the common shares of Hemosol) at a price per Share of Cdn. $1.00 (the "Warrants"). In addition, to the extent Hemosol wishes to extend the Loan from 18 months to 30 months, Hemosol shall issue to MDS up to an additional four million warrants, at $1.00 per Warrant, on the terms set forth in paragraph 2.3 and shall obtain all requisite approvals, including TSX listing approval, prior to the end of the first 18 month period.

2.2 Warrants entitling MDS to purchase up to 5,000,000 Shares at a price of Cdn. $1.00 per Share shall be exercisable, in whole or in part, at any time and from time to time, on or after the date upon which the Guarantee is delivered by MDS to the Bank in connection with the Loan (the "Funding Date") and prior to the later of:

         (a)      the third anniversary of the Funding Date; and

         (b) if the Loan is not repaid within 15 months of the Funding Date, the earlier of twelve months following the date upon which the Loan is repaid in full and the fifth anniversary of the Funding Date.

2.3 For each whole or part month that the Loan remains outstanding beyond 15 months (the "Fifteenth Month of the Term") (to a maximum of an additional 15 months) (each such whole or part month being an "Extension Month"), MDS may exercise Warrants entitling it to subscribe for up to the number of Shares set forth in Table 1 below (it being acknowledged that the warrants set forth in months 4 through 15 are subject to the TSX listing approval as set

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                                      -3-

forth in paragraph 2.1 hereof) and such Warrants may be exercised at any time and from time to time during the period from and after the first day of the subject Extension Month and prior to the third anniversary of such date provided in no event shall any Warrants be exercisable after the fifth anniversary of the Funding Date..

                                     TABLE 1

MONTHS LOAN IS OUTSTANDING             NUMBER OF ADDITIONAL WARRANTS BECOMING
BEYOND FIFTEENTH MONTH OF THE TERM     EXERCISABLE

                 1                                    333,333
                 2                                    333,333
                 3                                    333,333
                 4                                    333,333
                 5                                    333,333
                 6                                    333,334
                 7                                    333,333
                 8                                    333,333
                 9                                    333,333
                10                                    333,333
                11                                    333,333
                12                                    333,333
                13                                    333,333
                14                                    333,333
                15                                    333,337
                                                    ---------
              TOTAL                                 5,000,000

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                                      -4-

2.4 If the Loan is extended beyond the Fifteenth Month of the Term and Hemosol repays in full all amounts owed under the Loan in any month prior to the Latest Repayment Date, no Warrants, in excess of those which are already exercisable as of the end of the month in which the Loan is repaid in full shall be exercisable.

3.                CONDITIONS

3.1 The conditions precedent to the provision of the Guarantee by MDS are the following:

         (a) MDS and its legal counsel must have sufficient opportunity to review and must ultimately approve, in form and substance, all documentation relating to the Loan including, without limitation, the loan agreement and all documentation relating to the Security and the Warrants;

         (b) MDS and its legal counsel must be satisfied with the form and substance of the Guarantee which shall provide, without limiting the generality of the foregoing, that MDS has full rights of subrogation upon MDS paying to the Lender all amounts outstanding in connection with the Loan at the time the Guarantee is called upon, and the Loan and Guarantee transactions are in compliance with OSC Policy 61-501 and the Shares issuable upon exercise of the Warrants shall be subject to a hold period of no more than twelve (12) months;

         (c) MDS shall receive an opinion from legal counsel to Hemosol confirming, among other things, that there are no security interests in, or other encumbrances on title to, any of the real property assets of Hemosol that rank in priority to the security interest in such assets granted to the Lender as security for the Loan. MDS shall receive a search report from legal counsel to Hemosol confirming, subject to customary limitations with respect to the accuracy, completeness and currency of the records of public registries, that: (i) with the exception of financing statements registered in respect of assets leased by Hemosol from a secured creditor, there are no secured parties with a financing statement registered in the Ontario Personal Property Registry (the "PPSR") registered in priority to the financing statement registered in the PPSR in favour of the Lender; (ii) with the exception of a notice of intention to grant special security registered in favour of the Lender, there are no banks with a notice of intention to grant special security registered against Hemosol under the Bank Act (Canada); and (iii) there are no executions registered against the personal property of Hemosol in the land registry offices in those countries in which Hemosol has located any personal property;

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                                      -5-

         (d) the approval and consent of the Toronto Stock Exchange in respect of the issuance of the Warrants (other than the 4,000,000 warrants to be issued in the event the loan is extended from 18 to 30 months which listing approval shall be obtained at the time of such extension), must be received;

         (e) no material adverse change shall have occurred with respect to Hemosol between the time of execution of this MOU and the date upon which MDS is required to execute and deliver the Guarantee;

         (f) Hemosol shall have obtained all necessary third party, shareholder, director and regulatory consents required in connection with the transactions contemplated herein; and

         (g) any such other conditions as are commercially reasonable and customary in transactions similar to those contemplated herein.

4.                EXPENSES

4.1 Hemosol shall pay, or cause to be paid, all reasonable fees (including, but not limited to, all legal and documentation fees) and expenses incurred by MDS in connection with the preparation of this MOU, the Loan, the Guarantee, the Security and any other documentation relating to the transaction contemplated herein as well as the reasonable expenses of MDS in connection with the enforcement of its rights, all whether or not documentation relating to the Loan is promptly executed or any amounts are advanced thereunder.

5.                CONFIDENTIALITY AND PUBLIC DISCLOSURE

5.1 Except as otherwise agreed by MDS and Hemosol , neither MDS nor Hemosol will disclose the existence of any details of this MOU or the transaction contemplated herein to any party other than their respective directors, officers and advisors who have a need to know and to the Lender and its advisors who have agreed to maintain such information in confidence, until such time as required by applicable laws or regulations.

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                                       -6-

6.                ASSIGNMENT

6.1 Neither MDS nor Hemosol shall be permitted to assign all or any portion of its right or obligations hereunder.

DATED on the 22nd day of October, 2002.

                                       MDS INC.

                                       By: /s/ PETER BRENT
                                           ----------------

                                       HEMOSOL INC.

                                       By: /s/ LEE HARTWELL
                                           ----------------
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                            [LETTERHEAD OF MDS INC.]

                                                               December 29, 2003

Lee Hartwell
President and Chief Executive Officer
Hemosol Inc.
2585 Meadowpine Blvd.
Mississauga, ON L5N 8H9

                    AMENDMENT TO MEMORANDUM OF UNDERSTANDING

                  Reference is made to a memorandum of understanding (the "MOU") dated October 22, 2002 between MDS Inc. ("MDS"), and Hemosol Inc. ("Hemosol"), which sets out the principal terms and conditions on which MDS agreed to guarantee all present and future debts and liabilities owing by Hemosol to The Bank of Nova Scotia under a $20,000,000 non-revolving credit facility.

                  In consideration of the mutual promises herein made and for other good and valuable consideration hereby acknowledged by the parties to be adequate, the MOU is hereby amended as follows:

1. The phrase "The Loan shall have a term of 18 months and, subject to Hemosol obtaining all requisite approvals to issuing the additional warrants referred to in paragraph 2.1, up to 30 months..." in paragraph 1.1 under section 1 entitled "BORROWING" of the MOU is hereby deleted and replaced with the following phrase:

         "The Loan shall have a term which shall terminate on October 1, 2004 and, subject to Hemosol obtaining all requisite approvals to issuing the additional warrants referred to in paragraph 2.1, up to May 25, 2005...".

2. The last sentence of paragraph 2.1 in section 2 entitled "GUARANTEE FEE" of the MOU is hereby deleted and replaced with the following:

         "Hemosol agrees to use its reasonable commercial efforts to obtain all requisite approvals, including TSX listing approval, to issue, and, upon receipt of all such approvals, shall issue, to MDS on or after May 25, 2004, but by August 25, 2004, an additional four million Warrants, at $1.00 per Warrant, on the terms set forth in paragraph 2.3. In addition, upon receipt of all such approvals for and the issuance of such additional four million Warrants by August 25, 2004, the term of the

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                                      -2-

         Guarantee shall be extended from October 21, 2004 to June 20, 2005 automatically and without any further action required by either Hemosol or MDS. In the event that such four million additional Warrants are not issued to MDS (with all such approvals having been obtained) by August 25, 2004 and the term of the Guarantee is not extended beyond October 21, 2004, Hemosol shall have no further obligation to issue any such additional Warrants."

3. The phrase "(other than the 4,000,000 warrants to be issued in the event the loan is extended from 18 to 30 months..." in paragraph 3.1(d) under section 3 entitled "CONDITIONS" of the MOU is hereby deleted and replaced with the following phrase:

         "(other than the additional 4,000,000 warrants to be issued, subject to receipt of all such approvals, by August 25, 2004 and which will result in the extension of the loan from October 1, 2004 to May 25, 2005...".

                  Except as expressly amended pursuant to this amending letter, the MOU shall remain in full force and effect and without modification and the MOU, together with this amending letter, constitutes the entire agreement of the parties hereto with respect to the subject matter therein and herein contained. This amending letter may be executed in one or more counterparts each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument. This amending letter shall be effective as of September 30, 2003.

                  Your execution of this amending letter in the space indicated below shall constitute your agreement with the provisions hereof.

                                       Yours very truly,

                                       MDS INC.

                                       by /s/ J.A.H. GARNER
                                          ------------------------
                                          Name: J.A.H. Garner
                                          Title: SVP & CFO

                  We hereby agree with and accept the provisions of this amending letter effective as of September 30, 2003.

                                       HEMOSOL INC.

                                       by  /s/ LEE HARTWELL
                                           ------------------------
                                           Lee Hartwell
                                           President and Chief Executive Officer